AEROFLEX INCORPORATED

                                AND SUBSIDIARIES



                       FINANCIAL STATEMENTS AND SCHEDULES

                 COMPRISING ITEM 8 OF ANNUAL REPORT ON FORM 10-K

                      TO SECURITIES AND EXCHANGE COMMISSION

                          AS OF JUNE 30, 2002 AND 2001

                                AND FOR THE YEARS

                       ENDED JUNE 30, 2002, 2001 AND 2000

                       FINANCIAL STATEMENTS AND SCHEDULES
                       ----------------------------------


            I  N  D  E  X                                               PAGE
            -------------                                               ----

    ITEM FIFTEEN(a)
    ---------------


1. FINANCIAL STATEMENTS:

       Independent auditors' report                                      S-1

       Consolidated financial statements:

       Balance sheets - June 30, 2002 and 2001                           S-2-3

       Statements of operations - each of the three years
          in the period ended June 30, 2002                              S-4

       Statements of stockholders' equity and comprehensive
          income (loss) -  each of the three years in the
          period ended June 30, 2002                                     S-5

       Statements of cash flows - each of the three years
          in the period ended June 30, 2002                              S-6

       Notes (1-16)                                                      S-7-29

       Quarterly financial data (unaudited)                              S-30


2. FINANCIAL STATEMENT SCHEDULE:

       II - Valuation and qualifying accounts                            S-31



All other schedules have been omitted because they are inapplicable, not required, or the information is included elsewhere in the financial statements or notes thereto.

                          Independent Auditors' Report


The Board of Directors and Stockholders of Aeroflex Incorporated


We have audited the accompanying consolidated balance sheets of Aeroflex Incorporated and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2002. Our audits also included the financial statement schedule listed in the Index at item 15(a)2. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aeroflex Incorporated and subsidiaries as of June 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP


Melville, New York
August 12, 2002, except for Note 16 which is as of February 14, 2003

                              AEROFLEX INCORPORATED
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                 (In thousands)
                                    (Note 16)



                                                             June 30,
                            ASSETS                    2002            2001
                                                   ----------      ----------

Current assets:
  Cash and cash equivalents...................     $ 38,559        $ 69,896

  Marketable securities.......................         -             12,012

  Accounts receivable, less allowance for
    doubtful accounts of $636 and $459
    at June 30, 2002 and 2001, respectively...       63,384          49,289

  Income taxes receivable.....................        4,432               -

  Inventories.................................       72,040          48,390

  Deferred income taxes.......................       12,259           7,148

  Assets of discontinued operations...........          167             153

  Prepaid expenses and other current assets...        3,360           2,583
                                                   ---------       ---------

       Total current assets...................      194,201         189,471

Property, plant and equipment, net............       73,473          61,437

Intangible assets with definite lives, net of
  accumulated amortization of $6,674 and $6,649
  at June 30, 2002 and 2001, respectively.....       17,815          14,124

Goodwill......................................       20,179          15,562

Deferred income taxes.........................        2,477          11,032

Assets of discontinued operations.............        1,200          12,785

Other assets..................................        9,120           8,335
                                                   ---------       ---------

       Total assets...........................     $318,465        $312,746
                                                   =========       =========


                 See notes to consolidated financial statements.

                              AEROFLEX INCORPORATED
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                   (Continued)

                    (In thousands, except per share amounts)
                                    (Note 16)


                                                                June 30,
    LIABILITIES AND STOCKHOLDERS' EQUITY                  2002         2001
                                                       ---------     ---------

Current liabilities:
  Current portion of long-term debt..............      $  2,171      $  1,905

  Accounts payable...............................        18,356        16,726

  Advance payments by customers..................         1,775           425

  Liabilities of discontinued operations.........           366           141

  Accrued expenses and other current
    liabilities..................................        26,637        17,900
                                                       ---------     ---------

       Total current liabilities.................        49,305        37,097

Long-term debt...................................        12,638        11,428

Liabilities of discontinued operations...........          -            2,494

Other long-term liabilities......................         7,040         6,606
                                                       ---------     ---------

       Total liabilities.........................        68,983        57,625
                                                       ---------     ---------

Commitments and contingencies

Stockholders' equity:
  Preferred Stock, par value $.10 per share; authorized 1,000 shares: Series A
    Junior Participating Preferred Stock, par value $.10 per share; authorized
    110 shares; none issued......................          -             -
  Common Stock, par value $.10 per share;
    authorized 110,000 shares; issued 60,006 and
    59,674 at June 30, 2002 and 2001,
    respectively.................................         6,001         5,967
  Additional paid-in capital.....................       222,351       219,278
  Accumulated other comprehensive income (loss)..         1,881          (154)
  Retained earnings..............................        19,263        30,044
                                                       ---------     ---------
                                                        249,496       255,135
  Less:  Treasury stock, at cost (4 and 4
   shares at June 30, 2002 and 2001,
   respectively).................................            14            14
                                                       ---------     ---------
       Total stockholders' equity................       249,482       255,121
                                                       ---------     ---------

       Total liabilities and stockholders'
         equity..................................      $318,465      $312,746
                                                       =========     =========


                 See notes to consolidated financial statements.

                     AEROFLEX INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (In thousands, except per share amounts)
                                    (Note 16)

                                                  Years Ended June 30,
                                              2002       2001        2000
                                              ----       ----        ----
                                                          (Restated, note 2)
Net sales.............................     $202,129    $232,553    $188,750
Cost of sales (including restructuring
  charges of $900 in 2002, note 3)....      128,352     136,435     120,200
                                           ---------   ---------   ---------
  Gross profit........................       73,777      96,118      68,550
                                           ---------   ---------   ---------
Operating costs:
  Selling, general and administrative
    costs (including restructuring
    charges of $8,229 in 2002,note 3).       49,375      43,383      34,491
  Research and development
    costs.............................       23,140      18,795      11,592
  Acquired in-process research
    and development costs (note 2)....        1,100       1,500        -
                                           ---------   ---------   ---------
      Total operating costs...........       73,615      63,678      46,083
                                           ---------   ---------   ---------
Operating income......................          162      32,440      22,467
                                           ---------   ---------   ---------
Other expense (income):
  Interest expense....................        1,263       1,397       2,442
  Other income, net (including
    interest income and dividends of
    $1,898, $3,853 and $650)..........       (1,475)     (3,602)       (554)
                                           ---------   ---------   ---------
      Total other expense (income)....         (212)     (2,205)      1,888
Income from continuing operations
  before income taxes.................          374      34,645      20,579
Provision for income taxes............           50      11,781       6,200
                                           ---------   ---------   ---------
Income from continuing operations               324      22,864      14,379
Discontinued operations, net of tax
   benefit of $3,000 and $331.........      (11,105)     (1,642)       -
Cumulative effect of a change in
 accounting, net of tax (note 1)......         -            132        -
                                           ---------   ---------   ---------
Net income (loss).....................     $(10,781)   $ 21,354    $ 14,379
                                           =========   =========   =========

Net income (loss) per common share:
   Basic
     Income from continuing
       operations.....................       $ 0.01      $ 0.39      $ 0.30
     Discontinued operations..........        (0.19)      (0.02)        -
     Cumulative effect of a change
       in accounting..................          -           -           -
                                             -------     -------     -------
     Net income (loss)................       $(0.18)     $ 0.37      $ 0.30
                                             =======     =======     =======
   Diluted
     Income from continuing
       operations.....................       $  .01      $ 0.37      $ 0.28
     Discontinued operations..........        (0.18)      (0.02)        -
     Cumulative effect of a change
       in accounting..................          -           -           -
                                             -------     -------     -------
     Net income (loss)................       $(0.17)     $ 0.35      $ 0.28
                                             =======     =======     =======
Weighted average number of common shares outstanding:
   Basic..............................       59,973      58,124      48,189
   Diluted(1).........................       62,012      61,041      51,474





                See notes to consolidated financial statements.



                                                            AEROFLEX INCORPORATED
                                                              AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)

                                                  Years Ended June 30, 2002, 2001 and 2000
                                                               (In thousands)
                                                             (Restated, note 2)


                                                                              Accumulated
                                                                               Other Comp-  Retained                       Compre-
                                                                  Additional    rehensive   Earnings                       hensive
                                               Common Stock        Paid-in      Income   (Accumulated    Treasury Stock     Income
                                 Total      Shares   Par Value     Capital      (Loss)     Deficit)     Shares      Cost    (Loss)
                              ----------  --------- ------------ ----------- -----------  -----------  --------   -------- --------
Balance, July 1, 1999.......  $ 101,826     18,649   $  1,865    $105,699    $   -      $  (5,689)        6     $   (49)
Stock issued in
 public offering............     68,500      2,500        250      68,250        -            -         -           -
Stock issued upon
 exercise of stock
 options and warrants.......     18,457      1,339        133      16,365        -            -        (296)      1,959
Purchase of treasury
 stock......................     (1,990)      -          -           -           -            -         300      (1,990)
Deferred compensation.......        401       -          -            401        -            -         -           -
Five-for-four
 stock split................        (11)     5,622        563        (574)       -            -           3         -
Other comprehensive
 income.....................         82       -          -           -             82         -         -           -    $      82
Net income..................     14,379       -          -           -           -         14,379       -           -       14,379
                              ----------  ---------  ---------  ----------   ----------  ----------- -------   --------- ----------
Balance, June 30, 2000......    201,644     28,110      2,811     190,141          82       8,690        13        (80)  $  14,461
                                                                                                                         =========

Stock and options issued for
 acquisition of businesses..     11,766      1,153        115      11,651        -            -         -           -
Stock issued upon
 exercise of stock
 options and warrants.......     20,390      1,450        145      20,179        -            -         (11)        66
Deferred compensation.......        203       -          -            203        -            -         -           -
Two-for-one stock split.....       -        28,961      2,896      (2,896)       -            -           2         -
Other comprehensive loss....       (236)      -          -           -           (236)        -         -           -    $    (236)
Net income..................     21,354       -          -           -           -         21,354       -           -       21,354
                              ----------  ---------  ---------  ----------   ---------  ----------   ------   ---------  ---------
Balance, June 30, 2001......    255,121     59,674      5,967     219,278        (154)     30,044         4        (14)  $  21,118
                                                                                                                         =========

Stock issued upon
 exercise of stock
 options....................      3,055        332         34       3,021        -           -          -           -
Deferred compensation.......         52       -          -             52        -           -          -           -
Other comprehensive income..      2,035       -          -           -          2,035        -          -           -   $   2,035
Net loss....................    (10,781)      -          -           -           -        (10,781)      -           -     (10,781)
                              ----------  ---------  ---------  ----------   ---------  ----------   ------  ---------- ----------
Balance, June 30, 2002......  $ 249,482     60,006   $  6,001   $ 222,351    $   1,881  $  19,263         4   $    (14) $  (8,746)
                              ==========  =========  =========  ==========   =========  ==========   ======  ========== ==========


                 See notes to consolidated financial statements.


                                                   AEROFLEX INCORPORATED AND SUBSIDIARIES
                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                               (In thousands)
                                                                  (Note 16)

                                                                     Years Ended June 30,
                                                                           2002        2001        2000
                                                                           ----        ----        ----
                                                                                   (Restated, note 2)
Cash flows from operating activities:
  Net income (loss).....................................                $(10,781)  $ 21,354     $ 14,379
  Loss from discontinued operations.....................                  11,105      1,642         -
                                                                        ---------  ---------    ---------
  Income from continuing operations.....................                     324     22,996       14,379
  Adjustments to reconcile net income (loss)
    to net cash provided by operating activities:
      Acquired in-process research and development......                   1,100      1,500         -
      Depreciation and amortization.....................                  11,340     11,084        9,004
      Amortization of deferred gain.....................                    (457)      (823)        (596)
      Tax benefit from stock option exercises (note 11).                       -      8,962        5,114
      Deferred income taxes.............................                   4,750      2,566        1,086
      Non-cash restructuring charges....................                   5,016          -            -
      Other.............................................                     758        296          390

  Change in operating assets and liabilities, net of effects from purchase of businesses:
      Decrease (increase) in accounts receivable........                     999      4,352      (11,481)
      Decrease (increase) in inventories................                   3,463     (6,251)      (4,232)
      Decrease (increase) in prepaid expenses and
        other assets....................................                  (4,439)    (2,701)      (1,069)
      Increase (decrease) in accounts payable, accrued
        expenses and other long-term liabilities........                  (5,311)     5,803        2,462
      Increase (decrease) in income taxes payable.......                    -          -            (698)
                                                                        ---------  ---------    ---------
Net cash provided by continuing operations..............                  17,543     47,784       14,359
Net cash provided by (used in) discontinued operations..                  (1,428)      (576)        -
                                                                        ---------  ---------    ---------
Net cash provided by operating activities...............                  16,115     47,208       14,359
                                                                        ---------  ---------    ---------
Cash flows from investing activities:
  Payment for purchase of businesses, net of
    cash acquired.......................................                 (53,828)   (14,786)        (566)
  Capital expenditures..................................                  (5,758)   (13,112)      (7,226)
  Proceeds from sale of property, plant and equipment...                    -           168        1,686
  Purchase of marketable securities.....................                  (5,938)   (30,767)     (11,430)
  Proceeds from sale of marketable securities...........                  18,013     30,121          193
                                                                        ---------  ---------    ---------
Net cash used in continuing operations..................                 (47,511)   (28,376)     (17,343)
Net cash provided by (used in) discontinued operations..                    (375)        26         -
                                                                        ---------  ---------    ---------
Net cash used in investing activities...................                 (47,886)   (28,350)     (17,343)
                                                                        ---------  ---------    ---------
Cash flows from financing activities:
  Proceeds from issuance of common shares in
    public offering.....................................                    -          -          69,000
  Costs in connection with public offering..............                    -          -            (500)
  Borrowings under debt agreements......................                      89        635        6,474
  Debt repayments.......................................                  (1,801)    (3,919)     (23,182)
  Purchase of treasury stock............................                    -          -          (1,990)
  Proceeds from the exercise of stock options
    and warrants........................................                   1,737      3,800        5,170
  Amounts paid for withholding taxes on stock
    option exercises....................................                  (1,542)   (22,193)     (11,169)
  Withholding taxes collected for stock option
    exercises...........................................                   1,542     17,983       11,166
                                                                        ---------  ---------    --------
Net cash provided by (used in) financing activities.....                      25     (3,694)      54,969
                                                                        ---------  ---------    --------
Effect of exchange rate changes on cash and
  cash equivalents......................................                     409       -            -
                                                                        ---------  ---------    --------
Net increase (decrease) in cash and cash
  equivalents...........................................                 (31,337)    15,164       51,985
Cash and cash equivalents at beginning of year..........                  69,896     54,732        2,747
                                                                        ---------  ---------    --------
Cash and cash equivalents at end of year................                $ 38,559   $ 69,896     $ 54,732
                                                                        =========  =========    =========

                 See notes to consolidated financial statements.

                     AEROFLEX INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (Note 16)

 1. Summary of Significant Accounting Principles and Policies

       Principles of Consolidation
       The accompanying consolidated financial statements include the accounts of Aeroflex Incorporated and its subsidiaries (the "Company"), all of which are wholly-owned as of June 30, 2002. All intercompany balances and transactions have been eliminated.

       Use of Estimates
       The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires that management of the Company make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Among the more significant estimates included in the consolidated financial statements are the estimated costs to complete contracts in process and the recoverability of long-lived and intangible assets. Actual results could differ from those estimates.

       Cash and Cash Equivalents
       The Company considers all highly liquid investments having maturities of three months or less at the date of acquisition to be cash equivalents.

       Inventories
       Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories related to long-term contracts are recorded at cost less amounts expensed under percentage-of-completion accounting.

       Financial Instruments
       The fair values of all on-balance sheet financial instruments, other than long-term debt (see Note 8), approximate book values because of the short maturity of these instruments. Amounts received or paid under interest rate swap agreements are accounted for as adjustments to interest expense.

       Revenue Recognition
       The Company's revenue is generally recognized based upon shipments. Revenues associated with certain long-term contracts are recognized under the units-of- delivery method which includes shipments and progress billings, in accordance with Statement of Position No. 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." The Company records costs on its long-term contracts using percentage-of-completion accounting. Under percentage-of- completion accounting, costs are recognized on revenues in the same relation that total estimated manufacturing costs bear to total contract value. Estimated costs at completion are based upon engineering and production estimates. Provisions for estimated losses or revisions in estimated profits on contracts-in-process are recorded in the period in which such losses or revisions are first determined.

       Effective July 1, 2000, the Company adopted the SEC's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") and the Emerging Issues Task Force Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs" ("EITF 00-10"). SAB 101 provides guidance related to revenue recognition. EITF 00-10 requires companies to recognize revenue for amounts billed to customers for shipping and handling charges. The adoption of these two pronouncements did not have a material impact on the Company's consolidated financial statements.

       Property, Plant and Equipment

       Property, plant and equipment are stated at cost less accumulated depreciation computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the life of the lease or the estimated life of the asset, whichever is shorter.

       Research and Development Costs

       All research and development costs are charged to expense as incurred. See Note 2 for a discussion of acquired in-process research and development.

       Intangible Assets

       Intangible assets are recorded at cost less accumulated amortization and are being amortized on a straight-line basis over periods ranging from 6 to 16 years. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company periodically, and whenever events or changes in circumstances indicate that the carrying value of its intangible assets may be impaired, evaluates the recoverability of such assets by estimating the future cash flows. If the sum of the undiscounted cash flows expected to result from the use of the asset, and its eventual disposition, is less than the carrying amount of the asset, the Company will recognize an impairment loss to the extent of the excess of the carrying amount of the asset over the discounted cash flow.

       In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives, and reviewed for impairment in accordance with SFAS No. 121.

       The Company has adopted the provisions of SFAS No. 141 and SFAS No. 142 as of July 1, 2001. The Company has evaluated its intangible assets and goodwill that were acquired in prior purchase business combinations and has reclassified $2.6 million net carrying value of intangible assets to goodwill in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. In connection with this reclassification, the Company has reduced goodwill for the amount of deferred taxes previously recorded on the reclassified intangible assets that are no longer required. The Company also reassessed the useful lives and residual values of all intangible assets acquired, and determined that no adjustment to these estimates was necessary.

       The Company has tested goodwill for impairment in accordance with the provisions of SFAS No. 142 as of July 1, 2001. Based on its evaluation, the Company was not required to recognize any impairment losses as of July 1, 2001.

       Earnings Per Share

       In accordance with SFAS No. 128 "Earnings Per Share," net income per common share ("Basic EPS") is computed by dividing net income by the weighted average common shares outstanding. Net income per common share assuming dilution ("Diluted EPS") is computed by dividing net income by the weighted average common shares outstanding plus potential dilution from the exercise of stock options and warrants. The effect of options in a loss period would be anti-dilutive, therefore Basic EPS and Diluted EPS are the same in a loss period.

       Accounting for Stock-Based Compensation

       The Company records compensation expense for employee and director stock options only if the current market price of the underlying stock exceeds the exercise price on the date of the grant. Effective July 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected not to implement the fair value based accounting method for employee and director stock options, but instead has elected to disclose the pro forma net income and pro forma net income per share for employee and director stock option grants made beginning in fiscal 1996 as if such method had been used to account for stock-based compensation cost as described in SFAS No. 123.

       Income Taxes

       In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company measures deferred tax assets and liabilities based upon the differences between the financial accounting and tax bases of assets and liabilities.

       Foreign Currency Translations

       The financial statements of the Company's foreign subsidiaries are measured in the local currency and then translated into U.S. dollars using the current rate method. Under the current rate method, assets and liabilities are translated using the exchange rate at the balance sheet date. Revenues and expenses are translated at average rates prevailing throughout the year. Gains and losses resulting from the translation of financial statements of the foreign susidiaries are accumulated in other comprehensive income (loss) and presented as part of stockholders' equity. Exchange gains or losses from the settlement of foreign currency transactions are reflected in the consolidated statement of operations.

       Comprehensive Income

       Comprehensive income consists of net income and equity adjustments relating to foreign currency translation, fair value of derivatives, minimum pension liability and available-for-sale securities and is presented in the Consolidated Statements of Stockholders' Equity and Comprehensive Income.

       Accounting for Derivative Instruments and Hedging Activities

       Effective July 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. This statement requires companies to record derivatives on the balance sheet as assets or liabilities at their fair value. For derivatives that are deemed effective under SFAS No. 133, changes in the value of such derivatives are recorded as components of other comprehensive income. For derivatives that are deemed ineffective, the changes are recorded as gains or losses in other income or expense. The impact of this statement did not have a material effect on the Company's consolidated financial statements. The cumulative effect of the adoption of this accounting policy was a $132,000, net of tax, credit in the quarter ended September 30, 2000 which represented the net of tax fair value of certain interest rate swap agreements at July 1, 2000.

       Reclassifications

       Reclassifications have been made to the 2000 and 2001 consolidated financial statements to conform to the 2002 presentation.

       Recent Accounting Pronouncements

       In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS No. 144 effective July 1, 2002. The adoption did not have a material impact on the consolidated financial statements.

       In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which is effective January 1, 2003. SFAS No. 146 provides that an exit cost liability should not always be recorded at the date of an entity's commitment to an exit plan, but instead should be recorded when the obligation is incurred. An entity's commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Management does not expect such adoption to have a material impact on its consolidated financial statements.

2.     Acquisition of Businesses and Intangible Assets

       IFR Systems

       On May 20, 2002, the Company acquired 75.1% of the outstanding stock of IFR Systems, Inc. ("IFR"). Effective June 19, 2002, IFR was merged into a wholly-owned subsidiary of the Company, with IFR as the surviving wholly-owned subsidiary. The Company paid $61.7 million from its available cash and marketable securities, including $48.8 million which was advanced to IFR to satisfy IFR's bank indebtedness. IFR designs and manufactures advanced test solutions for communications, avionics and general test and measurement applications. As a result of the acquisition, the Company has broadened its Test Solutions Segment product portfolio and its international sales network.

       The Company evaluated the acquired tangible and identifiable intangible assets to serve as a basis for allocation of the purchase price. The Company allocated the purchase price, including acquisition costs of approximately $1.8 million, based on the estimated fair value of the assets acquired and liabilities assumed, as follows:

                                                                  (In thousands)
                                                                  --------------
        Current assets (excluding cash of $8.0 million)....         $  44,046
         Property, plant and equipment......................           20,242
         Developed technology...............................            8,230
         Goodwill...........................................            2,881
         In-process research and development................            1,100
         Other..............................................               62
                                                                     ---------
           Total assets acquired............................           76,561
                                                                     ---------
         Current liabilities................................          (20,037)
         Long-term debt.....................................           (2,814)
                                                                     ---------
           Total liabilities assumed........................          (22,851)
                                                                     ---------
           Net assets acquired..............................         $ 53,710
                                                                     =========

       The developed technology is being amortized on a straight-line basis over 6 years. The goodwill is not deductible for tax purposes. At the acquisition date, the acquired in-process research and development was not considered to have reached technological feasibility and had no alternative future uses. Therefore, in accordance with accounting principles generally accepted in the United States of America, the value of such has been expensed in the quarter ended June 30, 2002 in operating costs. At the acquisition date, IFR was conducting design, development, engineering and testing activities associated with the completion of new technologies for its radio test set product line.

       Summarized below are the unaudited pro forma results of operations of the Company as if IFR had been acquired at the beginning of the fiscal periods presented. The $1.1 million write-off has been included in the June 30, 2002 pro forma loss but not the June 30, 2001 pro forma income in order to provide comparability to the respective historical periods.

                                                           Pro Forma
                                                          Years Ended
                                                            June 30,
                                                  ----------------------------
                                                      2002          2001
                                                  ----------------------------
                                           (In thousands, except per share data)

         Net sales.........................         $297,002      $371,388
         Income (loss) from continuing
           operations.......................         (11,006)       26,497
         Income (loss) from continuing
           operations......................
             Basic.........................           $(.18)          $.46
             Diluted.......................           $(.18)          $.43

       The pro forma financial information presented above is not necessarily indicative of either the results of operations that would have occurred had the acquisition taken place at the beginning of the periods presented or of future operating results of the combined companies.

      TriLink
      -------
      Effective March 23, 2001, the Company acquired all of the outstanding stock of TriLink Communications Corp. ("TriLink") for 1.1 million shares of Aeroflex common stock. TriLink designed, developed, manufactured and marketed fiber optic components for the communications industry, including Lithium Niobate modulators and optical switches. (See Note 16 - Subsequent Event).

      RDL
      ---
      On October 23, 2000, the Company acquired all of the outstanding stock of RDL, Inc. ("RDL") for $14.0 million of available cash. RDL designs, develops and manufactures advanced commercial communications test and measurement products and defense subsystems.

      The Company evaluated the acquired tangible and identifiable intangible assets to serve as a basis for allocation of the purchase price. The Company allocated the purchase price, including acquisition costs of approximately $100,000, as follows:

                                                        (In thousands)
         Net tangible assets.....................          $ 6,990
         Existing technology.....................            2,970
         Goodwill................................            2,640
         In-process research and development.....            1,500
                                                           -------
                                                           $14,100
      The existing technology is being amortized on a straight-line basis over 7 years. At the acquisition date, the acquired in-process research and development was not considered to have reached technological feasibility and, in accordance with accounting principles generally accepted in the United States of America, the value of such was expensed in the quarter ended December 31, 2000. At the acquisition date, RDL was conducting design, development, engineering and testing activities associated with the completion of its defense and commercial product lines representing next-generation technologies.

      Summarized below are the unaudited pro forma results of operations of the Company as if RDL had been acquired at the beginning of the fiscal periods presented. The $1.5 million write-off has been included in the June 30, 2001 pro forma income but not the June 30, 2000 pro forma income in order to provide comparability to the respective historical periods.

                                                        Pro Forma
                                                       Years Ended
                                                         June 30,
                                              2001                      2000
                                              ----                      ----
                                        (In thousands, except per share amounts)

       Net sales....................       $ 237,435                 $ 204,586
       Income from continuing
         operations.................          22,441                    13,163
       Income from continuing
         operations per share:
           Basic....................       $   .39                   $   .27
           Diluted..................           .37                       .26



      The pro forma financial information presented above is not necessarily indicative of either the results of operations that would have occurred had the acquisition taken place at the beginning of the periods presented or of future operating results of the combined companies.

      Altair
      ------
        On October 16, 2000, the Company issued 550,000 shares(after adjustment for the 2- for-1 stock split effective in November 2000) of its common stock for all the outstanding common stock of Altair Aerospace Corporation ("Altair"). Altair designs and develops advanced object-oriented control systems software based upon a proprietary software engine. This business combination has been accounted for as a pooling-of-interests and, accordingly, for all periods prior to the business combination, the Company's historical consolidated financial statements have been restated to include the accounts and results of operations of Altair. Altair's net sales were approximately $2.8 million and its net loss was $21,000 for the year ended June 30, 2000.

      For periods preceding the combination, there were no intercompany transactions which required elimination from the combined consolidated results of operations and there were no adjustments necessary to conform the accounting practices of the two companies.

      Amplicomm
      ---------
      Effective September 7, 2000, Aeroflex Amplicomm, Inc. ("Amplicomm") was formed as a wholly-owned subsidiary of the Company. On September 20, 2000, Amplicomm acquired certain equipment and intellectual property from a third party for approximately $300,000, entered into employment agreements with this third party's former owners and issued 25% of the stock of Amplicomm to them. Effective June 21, 2002, the Company re-acquired the 25% interest for an aggregate $50,000. Amplicomm designs and develops fiber optic amplifiers and modulator drivers used by manufacturers of advanced fiber optic systems. On a pro forma basis, had the Amplicomm acquisition taken place as of the beginning of the periods presented, results of operations for those periods would not have been materially affected.

      The acquisitions (except for Altair, as discussed above)have been accounted for as purchases and, accordingly, the acquired assets and liabilities assumed have been recorded at their estimated fair values at the respective dates of acquisition. The operating results of each acquired company are included in the consolidated statements of operations from the respective acquisition dates. Further, with respect to Altair, the Company's historical consolidated financial statements have been restated for all periods prior to the business combination.

      Intangibles with Definite Lives

      The components of amortizable intangible assets are as follows:


                                                 As of June 30, 2002
                                            ------------------------------
                                            Gross Carrying    Accumulated
                                                Amount        Amortization
                                            --------------    ------------
                                                     (In thousands)

      Existing technology......                $ 23,489          $  6,341
      Tradenames...............                   1,000               333
                                              ---------         ---------
          Total................                $ 24,489          $  6,674
                                              =========         =========


      The aggregate amortization expense for the amortized intangible assets was $1.8 million for the year ended June 30, 2002.

      As a result of the continued slowdown in the fiber optics market, the Company has evaluated, as of June 30, 2002, the recoverability of certain of its intangibles for existing technology. Based on an evaluation of the future cash flows anticipated to be generated by these assets, the Company has recorded a $218,000 charge to selling, general and administrative costs for the impairment of intangibles in its microelectronic solutions segment.

      The estimated aggregate amortization expense for each fiscal year is as follows:

                                                       (In thousands)
                           2003....................       $ 3,006
                           2004....................         3,006
                           2005....................         2,996
                           2006....................         2,953
                           2007....................         2,953

      Goodwill

     The carrying amount of goodwill is as follows:


                    Balance                 SFAS 141                 Balance
                     as of      SFAS 141     Adjust-                  as of
                    July 1,   Adjustment      ment     Acquired      June 30,
                     2001      (Note a)     (Note b)   (Note c)        2002
                   ----------  ----------   ---------  ----------   ----------
                                        (In thousands)
Microelectronic
  Solutions
  Segment......    $  3,824     $ 2,501    $   (958)   $   -         $  5,367
Test Solutions
  Segment......      10,949         126        -          2,948        14,023
Isolator Products
  Segment......         789        -           -           -              789
                   ---------   ---------   ---------   ---------      --------
      Total......  $ 15,562     $ 2,627    $   (958)   $  2,948        20,179
                   =========    ========   =========   =========      ========


Note a -     Reclassification from intangible assets in accordance with SFAS
             No. 141.

Note b - Reversal of deferred taxes payable, previously recorded, for reclassified intangible assets.

Note c - Goodwill recorded during the period as a result of the acquisition of IFR and contingent payments pursuant to purchase agreements.


      Goodwill (including intangible assets reclassified to goodwill in accordance with SFAS No. 141) amortization for the years ended June 30, 2001 and 2000 was $1.3 million and $1.0 million, respectively, and generated a tax benefit of $241,000 and $142,000, respectively. The following table shows the results of operations as if SFAS No. 141 was applied to prior periods:

                                                     For the years
                                                     ended June 30,
                                                  -------------------
                                                    2001        2000
                                                  -------     -------
                                        (In thousands, except per share amounts)

      Net income, as reported...............      $21,354     $14,379
      Add Back: Goodwill
        amortization, net of tax............        1,085         886
                                                  -------     -------
      Adjusted net income...................      $22,439     $15,265
                                                  =======     =======


      Income per share - Basic
        Net income, as reported.............      $  .37      $  .30
        Goodwill amortization, net of tax...         .02         .02
                                                  -------     -------
        Adjusted net income.................      $  .39      $  .32
                                                  =======     =======

      Income per share - Diluted
        Net income, as reported.............      $  .35      $  .28
        Goodwill amortization, net of tax...         .02         .02
                                                  -------     -------
        Adjusted net income.................      $  .37      $  .30
                                                  =======     =======


3.    Restructuring Charges

      In February and June 2002, the Company initiated strategic plans to consolidate three of its manufacturing operations to take advantage of excess manufacturing capacity in certain of its facilities and reduce operating costs. The Company recorded charges to eliminate excess equipment and facility capacity, primarily in its microelectronics segment, for workforce reductions in both the microelectronics and test solutions segments, and for the impairment of intangibles related to its microelectronic fiber optic acquisition. The last of these consolidations is expected to be completed by March 2003. In connection with this restructuring, the Company has recorded a charge of $9.1 million in the fiscal year ended June 30, 2002 or $5.8 million, net of tax ($.09 per diluted share). The restructuring charge is allocated $900,000 to cost of sales and $8.2 million to selling, general and administrative expenses. In addition, there are anticipated charges of approximately $165,000 directly related to the restructuring plan which could not be accrued in fiscal 2002, but will be expensed as incurred in accordance with EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" ("EITF 94-3").

      Inventory
      ---------
      The $900,000 charge to write off inventory consists of two components - $750,000 of inventory at the Company's Texas thin-film manufacturing facility that is not compatible with the manufacturing platform at the New York facility and $150,000 of fiber optic inventory that is not viable for the current plans of the microelectronics business. These charges were classified as components of cost of sales in accordance with EITF No. 96-9, "Classification of Inventory Markdowns and Other Costs Associated with a Restructuring."

      Impairment of Intangibles
      -------------------------
      Due to the slowdown in the fiber optics market, the Company recorded a charge totaling $218,000 for the impairment of an acquisition related intangible. This non-cash charge was recognized in accordance with SFAS No. 121.

      Workforce Reduction
      -------------------
      During fiscal 2002, workforce reductions of approximately 120 employees resulted in a charge of $2.4 million. This charge includes severance pay, retention bonuses and fringe benefits for the remaining workforces at the facilities being consolidated under the restructuring plans. Approximately $70,000 of post- production payroll costs, related solely to closing the facilities, has not been accrued, but will be expensed as incurred, as such costs did not meet the criteria for accrual of EITF No. 94-3.

      Plant Shutdown
      --------------
      During fiscal 2002, the Company recognized a charge of $5.6 million for plant shutdown charges. This charge includes $3.9 million for the write-off of excess equipment and leasehold improvements, $1.1 million for buyouts of certain equipment and facility leases and $602,000 relating to facility closing and clean-up. Approximately $95,000 of additional costs are expected to be incurred and expensed in fiscal 2003 related to post-production operating costs.

      The $3.9 million of asset impairment charges were recognized for property, plant and equipment associated with the consolidation of manufacturing facilities. This non-cash charge was recognized in accordance with SFAS No. 121.

      The following table sets forth the charges and payments related to the restructuring reserve for the year ended June 30, 2002:
                                                                       Balance
                                         Year Ended                    June 30,
                                        June 30, 2002                    2002
                            ----------------------------------------- ----------
                            Restructuring Non-Cash Cash Restructuring
                                   Charge Items Payments Reserve
                                                (In thousands)
Inventory write-off.........   $    900       $   (900)   $   -         $   -
                               ---------      ---------   ---------    ---------

  Cost of sales.............        900           (900)       -             -
                               ---------      ---------   ---------    ---------
Impairment of
  intangibles ..............        218           (218)       -             -
Workforce reduction.........      2,411           -         (1,005)       1,406
Fixed asset write-off.......      3,898         (3,898)       -             -
Lease payments..............      1,100           -           (241)         859
Plant Shutdown..............        602           -           (491)         111
                               ---------      ---------   ---------    ---------

  Operating costs...........      8,229         (4,116)     (1,737)       2,376
                               ---------      ---------   ---------    ---------
    Total...................   $  9,129       $ (5,016)   $ (1,737)    $  2,376
                               =========      =========   =========    =========

      This restructuring charge, along with the additional post-production operating costs of approximately $165,000 that will be expensed subsequent to June 30, 2002, is estimated to be $9.3 million in total.

4.    Marketable Securities

      All of the Company's marketable securities are deemed by management to be available-for-sale and are reported at fair value with net unrealized gains or losses reported within stockholders' equity. Realized gains and losses are recorded based on the specific identification method. For fiscal years 2002, 2001 and 2000, gross realized gains (losses) were ($69,000), $0 and $193,000, respectively. The carrying amount of the Company's investments is shown in the table below:
                                                           June 30,
                                                     --------------------
                                                       2002        2001
                                                     --------    --------
                                                        (In thousands)
             Amortized cost..................         $   -      $12,075
             Gross unrealized gains..........             -            6
             Gross unrealized losses.........             -          (69)
                                                      -------    -------
             Estimated fair value............         $   -      $12,012
                                                      =======    =======

      The marketable securities at June 30, 2001 were virtually all U.S. government agency debt securities with scheduled maturities within one year.


5.    Inventories

      Inventories consist of the following:

                                                           June 30,
                                                  ---------------------------
                                                     2002              2001
                                                  ---------         ---------
                                                          (In thousands)

             Raw materials.........                $ 34,701          $ 28,966
             Work-in-process.......                  21,939            13,071
             Finished goods........                  15,400             6,353
                                                  ---------         ---------
                                                   $ 72,040          $ 48,390
                                                  =========         =========

      Inventories include contracts-in-process of $15.0 million and $15.3 million at June 30, 2002 and 2001, respectively, which consist substantially of unbilled material, labor and overhead costs that are or were expected to be billed during the succeeding fiscal year.

6.    Property, Plant and Equipment

      Property, plant and equipment consists of the following:

                                                  June 30,
                                      -----------------------------
                                            2002            2001      Estimated
                                      -------------   -------------  Useful Life
                                            (In thousands)            In Years
                                                                     -----------

       Land.........................    $   9,724      $   5,024
       Building and leasehold
        improvements................       39,831         37,194        2 to 40
       Machinery, equipment, tools
        and dies....................       56,476         47,490        3 to 10
       Furniture and fixtures.......       10,255          9,481        5 to 10
       Assets recorded under
        capital leases..............        6,551          6,711        5 to 10
                                       ------------   ------------
                                          122,837        105,900

       Less accumulated depreciation
        and amortization............       49,364         44,463
                                        ------------   ------------
                                        $  73,473      $  61,437
                                        ============   ============

       Repairs and maintenance expense on property, plant and equipment was $1.6 million, $2.6 million and $2.5 million for the years ended June 30, 2002, 2001 and 2000, respectively.

7.     Accrued Expenses and Other Current Liabilities

       Accrued expenses and other current liabilities include accrued salaries, wages and other compensation of $7.2 million and $7.3 million at June 30, 2002 and 2001, respectively.


8.     Long-Term Debt and Credit Arrangements

       Long-term debt consists of the following:


                                                    June 30,
                                            --------------------------
                                              2002            2001
                                             ------          ------
                                                  (In thousands)
           Revolving credit, term loan
            and mortgage agreement (a)...   $  3,409       $  3,724
           Building mortgage (b).........      3,565          3,765
           Capitalized equipment lease
            obligations (c)..............      4,210          5,152
           Capitalized building lease
            obligations (d)..............      2,975           -
           Other.........................        650            692
                                            ---------      ---------
                                              14,809         13,333
           Less current maturities.......      2,171          1,905
                                            ---------      ---------
                                            $ 12,638       $ 11,428
                                            =========      =========

       Aggregate long-term debt as of June 30, 2002 matures in each fiscal year as follows:
                                                  (In thousands)
                                 2003............... $  2,171
                                 2004...............    2,079
                                 2005...............    2,144
                                 2006...............    1,453
                                 2007...............      815
                                 Thereafter.........    6,147
                                                     ----------
                                                     $ 14,809
                                                     ==========

       Interest paid was $1.1 million, $1.4 million and $2.5 million during the years ended June 30, 2002, 2001 and 2000, respectively.

       (a) As of February 25, 1999, the Company replaced a previous agreement with a revised revolving credit, term loan and mortgage agreement with two banks which is secured by substantially all of the Company's assets not otherwise encumbered. The agreement provided for a revolving credit line of $23.0 million, a term loan of $20.0 million and a mortgage on the Company's Plainview property for $4.5 million. The revolving credit loan facility expires in December 2002. The term loan was fully paid with the proceeds from the Company's sale of its Common Stock in May 2000. The interest rate on borrowings under this agreement is at various rates depending upon certain financial ratios, with the current rate substantially equivalent to prime (approximately 4.75% at June 30, 2002) on the revolving credit borrowings. The Company paid a facility fee of $100,000 and is required to pay a commitment fee of .25% per annum of the average unused portion of the credit line. The mortgage is payable in monthly installments of approximately $26,000 through March 2008 and a balloon payment of $1.6 million in April 2008. The Company has entered into an interest rate swap agreement for the outstanding amount under the mortgage agreement at approximately 7.6% in order to reduce the interest rate risk associated with these borrowings. The fair market value of the interest rate swap agreement was $229,000 as of June 30, 2002 in favor of the banks.
                                      S-17

       The terms of the agreement require compliance with certain covenants including minimum consolidated tangible net worth and pretax earnings, maintenance of certain financial ratios, limitations on capital expenditures and indebtedness and prohibition of the payment of cash dividends. As of June 30, 2002, the Company was not in compliance with certain of the financial covenants. The banks have waived such non-compliance as of June 30, 2002. In connection with the purchase of certain materials for use in manufacturing, the Company has a letter of credit of $2.0 million. At June 30, 2002, the Company's available unused line of credit was $20.6 million after consideration of this and other letters of credit.

       (b) In December 1998, the Company financed the acquisition and renovation of the land and building of its Pearl River, NY facility and received proceeds amounting to $4.2 million. This debt requires a balloon payment of $3.6 million in 2019.

       (c) During the year ended June 30, 1998, the Company entered into equipment loans with two banks totaling $6.2 million. In June 2000, the remaining balance of these loans of $4.1 million was refinanced under two sale and capital leaseback agreements for approximately $6.0 million. For purposes of the Consolidated Statements of Cash Flows, the $4.1 million refinancing was considered a non-cash transaction. These agreements expire through June 2006 and bear interest at approximately 7.9%.

       (d) In connection with the acquisition of IFR, the Company assumed a capital lease obligation for $3.0 million on IFR's Wichita, KS facility and certain equipment. The obligation requires quarterly payments through 2012 and bears interest at approximately 6.3%.

9.     Stockholders' Equity

       Common Stock Offering

       In May 2000, the Company sold 6.3 million shares (adjusted for the stock splits) of its Common Stock in a public offering for $68.5 million, net of an underwriting discount of $3.5 million and issuance costs of $500,000. Of these net proceeds, $13.0 million was used to repay the term loan.

       Common Stock Splits

       On June 12, 2000, the Company's Board of Directors authorized a five-for-four stock split on its Common Stock, effective June 26, 2000. On November 2, 2000, the Company's Board of Directors authorized a two-for-one stock split of its Common Stock, effective November 16, 2000. The share and per share amounts in the consolidated financial statements give effect to the stock splits.

       Stock Options and Warrants

       Under the Company's stock option plans, options may be granted to purchase shares of the Company's Common Stock exercisable at prices generally equal to the fair market value on the date of grant. During 1990, the Company's shareholders approved the Non-Qualified Stock Option Plan (the "NQSOP"). In December 1993, the Board of Directors adopted the Outside Director Stock Option Plan (the "Directors' Plan") which provides for options to non-employee directors, which become exercisable in three installments and expire ten years from the date of grant. The Directors' Plan, as amended, covers 1.3 million shares of the Company's Common Stock. In November 1994, the shareholders approved the Directors' Plan and the 1994 Non-Qualified Stock Option Plan (the "1994 Plan"). In November 1996, the shareholders approved the 1996 Stock Option Plan (the "1996 Plan"). In April 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "1998 Plan"). In January 2000, the shareholders approved the 1999 Stock Option Plan (the "1999 Plan"). In March 2000, the Board of Directors adopted the 2000 Stock Option Plan (the "2000 Plan"). In November 2000, the shareholders approved the Key Employee Stock Option Plan (the "Key Employee Plan"). In June 2002, the Board of Directors adopted the 2002 Stock Option Plan (the "2002 Plan"). The NQSOP, the 1994 Plan, the

       1996 Plan, the 1998 Plan, the 1999 Plan, the 2000 Plan, the Key Employee Plan and the 2002 Plan provide for options which become exercisable in one or more installments and each covers 3.8 million shares of the Company's Common Stock except for the 1999 Plan which covers 2.3 million shares, the 2000 Plan which covers 6.2 million shares, the Key Employee Plan which covers 4.0 million shares and the 2002 Plan which covers 1.5 million shares. Options under the NQSOP and the 1994 Plan expire five years from the date of grant. Options under the 1996 Plan, the 1998 Plan, the 1999 Plan, the 2000 Plan, the Key Employee Plan and the 2002 Plan shall expire not later than ten years from the date of grant.

       The Company has also issued to employees, who are not executive officers, options to purchase 1.4 million shares of Common Stock which were not covered by one of the above plans.

       Additional information with respect to the Company's stock options is as follows:


                                           Weighted       Shares
                                           Average         Under
                                           Exercise     Outstanding
                                            Prices        Options
                                           --------     -----------
                                                (In thousands)

                 Balance, July 1, 1999     $ 3.32          8,960
                   Granted........          14.01          4,395
                   Forfeited......           4.82            (56)
                   Exercised......           2.23         (3,733)
                                                         ---------

                 Balance, June 30, 2000      8.65          9,566
                   Granted........          21.22          7,128
                   Forfeited......           9.22           (148)
                   Exercised......           4.02         (2,702)
                                                         ---------

                 Balance, June 30, 2001     16.02         13,844
                   Granted........           9.44          2,896
                   Forfeited......          14.83            (28)
                   Exercised......           5.39           (337)
                                                         ---------

                 Balance, June 30, 2002     15.08         16,375
                                                         =========


       The Company's stock option plans allow employees to use shares received from the exercise of the option to satisfy the tax withholding requirements. During fiscal years 2002, 2001 and 2000, payroll tax on stock option exercises were withheld from employees in shares of the Company's Common Stock amounting to $0, $4.2 million and $0, respectively.

       Options to purchase 8.5 million, 4.4 million and 3.3 million shares were exercisable at weighted average exercise prices of $14.26, $10.21 and $6.80 per share as of June 30, 2002, 2001 and 2000, respectively.

       The options outstanding as of June 30, 2002 are summarized in ranges as follows:

                              Options Outstanding
                              -------------------

                       Weighted                       Weighted
        Range of       Average                        Average
        Exercise       Exercise       Options         Remaining
         Prices         Price       Outstanding         Life
      -----------     --------      -----------       ---------
                                   (In thousands)
     $ 1.67-$ 2.50     $ 1.88             277          4.6 years
     $ 3.28-$ 4.65       4.13           1,639          5.9
     $ 5.38-$ 8.10       6.86           3,379          7.7
     $ 9.05-$13.56      12.10           3,285          8.9
     $15.34-$22.53      17.88           4,667          8.2
     $26.00-$34.41      29.82           3,128          6.4
                                      -------
                                       16,375

                         Options Exercisable
                         -------------------

                                Weighted
            Range of            Average
            Exercise            Exercise         Options
             Prices              Price         Exercisable
                                             (In thousands)

         $ 1.67-$ 2.50          $ 1.88             277
         $ 3.28-$ 4.65            4.14           1,483
         $ 5.38-$ 8.10            6.35           1,478
         $ 9.05-$13.56           13.14           1,266
         $15.34-$22.53           18.11           2,620
         $26.00-$34.41           29.87           1,376
                                                -------
                                                 8,500
                                                =======

       As of June 30, 2000, the Company had outstanding warrants to purchase 132,000 shares of its Common Stock exercisable between $2.70 and $3.00 per share. All of these warrants were exercised or expired during fiscal year 2001.

       Accounting for Stock-Based Compensation

       In fiscal 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has chosen not to implement the fair value based accounting method for employee and director stock options, but has elected to disclose the pro forma net income and net income per share as if such method had been used to account for stock-based compensation cost as described in SFAS No. 123.

       The per share weighted average fair value of stock options granted during fiscal 2002, 2001 and 2000 was $7.64, $18.68 and $10.60, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions: 2002 - expected dividend yield of 0%, risk free interest rate of 4.9%, expected stock volatility of 122%, and an expected option life of 4.8 years; 2001 - expected dividend yield of 0%, risk free interest rate of 5.6%, expected stock volatility of 137%, and an expected option life of 5.1 years; 2000 - expected dividend yield of 0%, risk free interest rate of 6.0%, expected stock volatility of 94%, and an expected option life of 5.3 years. The pro forma compensation cost before income taxes was $66.0 million, $66.3 million and $14.0 million for the years ended June 30, 2002, 2001 and 2000, respectively, based on the aforementioned fair value at the grant date only for options granted after fiscal year 1995. The Company's net income
       (loss) and net income (loss) per share using this pro forma compensation cost would have been:

                                              Years Ended June 30,
                                           ---------------------------
                                     (In thousands, except per share amounts)

                                                      2002
                                        -------------------------------
                                        As Reported           Pro Forma
                                        -----------           ---------


     Net income (loss) from
      continuing operations..             $    324            $(43,253)

     Net income (loss)from
         continuing operations
         per share
              Basic.............          $   0.01            $ (0.72)
              Diluted...........              0.01                *

                                                      2001
                                       --------------------------------
                                       As Reported            Pro Forma
                                       -----------            ---------
     Net income (loss) from
       continuing operations..            $ 22,864            $(20,871)


     Net income (loss) from
           continuing operations
       per share
                 Basic............        $  0.39             $ (0.36)
                 Diluted..........           0.37                 *



                                                      2000
                                       ---------------------------------
                                       As Reported            Pro Forma
                                       -----------            ---------

     Net income...............           $ 14,379             $  5,284

     Net income per share
                 Basic............       $   0.30             $   0.11
                 Diluted..........           0.28                 0.11


       * As a result of the loss, all options are anti-dilutive.

       Shareholders' Rights Plan

       On August 13, 1998, the Company's Board of Directors approved a Shareholders' Rights Plan which provides for a dividend distribution of one right for each share to holders of record of the Company's Common Stock on August 31, 1998 and the issuance of one right for each share of Common Stock that shall be subsequently issued. The rights become exercisable only in the event a person or group ("Acquiring Person") accumulates 15% or more of the Company's Common Stock, or if an Acquiring Person announces an offer which would result in it owning 15% or more of the Common Stock. The rights expire on August 31, 2008. Each right will entitle the holder to buy 1/2500 of a share of Series A Junior Participating Preferred Stock, as amended, of the Company at a price of $65. In addition, upon the occurrence of a merger or other business combination, or the acquisition by an Acquiring Person of 50% or more of the Common Stock, holders of the rights, other than the Acquiring Person, will be entitled to purchase either Common Stock of the Company or common stock of the Acquiring Person at half their respective market values. The Company will be entitled to redeem the rights for $.01 per right at any time prior to a person becoming an Acquiring Person.

       Net Income (Loss) Per Share

       A reconciliation of the numerators and denominators of the Basic EPS and Diluted EPS calculations is as follows:

                                                Years Ended June 30,
                                          ------------------------------------
                                            2002           2001         2000
                                           ------         ------       ------
                                        (In thousands, except per share amounts)

       Computation of Adjusted Net Income (Loss):
       Income from continuing
         operations.....................  $    324      $ 22,864    $ 14,379
       Discontinued operations, net
         of tax.........................   (11,105)       (1,642)       -
       Cumulative effect of a
         change in accounting, net
         of tax.........................      -              132        -
                                          --------      --------    --------
       Net income (loss)................  $(10,781)     $ 21,354    $ 14,379
                                          ========      ========    ========
       Computation of Adjusted
         Weighted Average Shares
         Outstanding:
       Weighted average shares
         outstanding....................    59,973        58,124      48,189
       Add: Effect of dilutive
         options and warrants
         outstanding....................     2,039         2,917       3,285
                                          --------      --------    --------
       Weighted average shares and
         common share equivalents used
         for computation of diluted
         earnings per common share......    62,012        61,041      51,474
                                          ========      ========    ========
       Income (Loss) Per Share - Basic:
         Income from continuing
           operations...................    $ 0.01        $0.39       $0.30
         Discontinued operations........     (0.19)       (0.02)        -
         Cumulative effect of a change
           in accounting................      -             -           -
                                            ------        -----       -----
         Net income (loss)..............    $(0.18)       $0.37       $0.30
                                            ======        =====       =====
       Income (Loss) Per Share - Diluted
         Income from continuing
           operations...................    $ 0.01        $0.37       $0.28
         Discontinued operations........     (0.18)       (0.02)        -
         Cumulative effect of a change
           in accounting................      -             -           -
                                            ------        -----       -----
         Net income (loss)..............    $(0.17)       $0.35       $0.28
                                            ======        =====       =====

       Options to purchase 9.3 million shares at exercise prices ranging between $13.48 and $34.41 per share were outstanding as of June 30, 2002 but were not included in the computation of Diluted EPS because the exercise prices of these options were greater than the average market price of the common shares.

10.    Comprehensive Income

       The components of comprehensive income (loss) are as follows:

                                                     Years Ended June 30,
                                             --------------------------------
                                               2002         2001         2000
                                              ------       ------       ------
                                                      (In thousands)

       Net income (loss)..................  $(10,781)    $ 21,354     $ 14,379
       Unrealized gain (loss) on
         interest rate swap
         agreement, net of tax............      (108)         (43)        -
       Unrealized investment
         gain (loss), net of tax..........        42         (124)          82
       Minimum pension liability
         adjustment, net of tax...........      (330)        -            -
       Foreign currency
         translation adjustment...........     2,431          (69)        -
                                             ---------    ---------    ---------
       Total comprehensive income (loss)..  $ (8,746)    $ 21,118     $ 14,461
                                             =========    =========    =========



       Accumulated other comprehensive income (loss) is as follows:


                            Unrealized
                            Gain (Loss)   Minimum
                            on Interest  Unrealized     Pension       Foreign
                             Rate Swap   Investment    Liability      Currency
                            Agreements   Gain (Loss)   Adjustment   Translation     Total
                            (net of tax) (net of tax) (net of tax)   Adjustment  (net of tax)
                                                    (In thousands)

    Balance, July 1, 1999    $      -      $      -     $      -      $      -     $      -
      Annual change.......          -            82            -             -           82
                             ---------     ---------    ---------     ---------    ---------
    Balance, June 30, 2000          -            82            -             -           82
      Annual change.......        (43)         (124)           -           (69)        (236)
                             ---------     ---------    ---------     ---------    ---------
    Balance, June 30, 2001        (43)          (42)           -           (69)        (154)
      Annual change.......       (108)           42         (330)        2,431        2,035
                             ---------     ---------    ---------     ---------    ---------
    Balance, June 30, 2002   $   (151)     $      -     $   (330)     $  2,362     $  1,881
                             =========     =========    =========     =========    =========


11.    Income Taxes

       The provision (benefit) for income taxes from continuing operations consists of the following:

                                          Years Ended June 30,
                                 ----------------------------------------
                                     2002          2001          2000
                                 ------------  ------------  ------------
                                             (In thousands)
       Current:
         Federal...............  $  (5,080)    $   8,665     $   4,656
         State and local.......        380           550           458
                                 ------------  ------------  ------------
                                    (4,700)        9,215         5,114
                                 ------------  ------------  ------------
       Deferred:
         Federal...............      4,708         2,309           990
         State and local.......         42           257            96
                                 ------------  ------------  ------------
                                     4,750         2,566         1,086
                                 ------------  ------------  ------------
                                 $      50     $  11,781     $   6,200
                                 ============  ============  ============

       The provision for income taxes varies from the amount computed by applying the U.S. Federal income tax rate to income from continuing operations before income taxes as a result of the following:

                                          Years Ended June 30,
                                   ------------------------------------
                                     2002          2001          2000
                                   ------------------------------------
                                              (In thousands)

       Tax at statutory rate....    $  127     $  12,126     $    7,203
       Utilization of capital
        loss carryforward.......        -            -           (1,017)
       Non-deductible acquired
        in-process research
        and development charge..       374           -             -
       Impairment and amortization
        of goodwill.............        -            210            204
       State and local
        income tax..............        11           352            360
       Research and development
        credit..................      (375)         (650)          (300)
       Other, net...............       (87)         (257)          (250)
                                 ------------  ------------  ------------
                                 $      50     $  11,781     $    6,200
                                 ============  ============  ============


       Deferred tax assets and liabilities consist of:

                                                                   June 30,
                                                   -----------------------------
                                                       2002              2001
                                                   ------------     ------------
                                                             (In thousands)
       Accounts receivable.......................  $      463        $      206
       Inventories...............................       9,093             6,376
       Accrued expenses and other current
         liabilities.............................       2,703               566
                                                   -------------     -----------
         Current assets..........................      12,259             7,148
                                                   -------------     -----------
       Capital lease obligation..................       1,160             1,574
       Other long-term liabilities...............       1,492             1,811
       Capital loss carryforwards................         673               684
       Tax loss carryforwards....................      10,220            13,133
       Tax credit carryforwards..................       3,402             5,016
       Less: valuation allowance.................      (4,319)           (2,953)
                                                   -------------     -----------
         Non-current assets......................      12,628            19,265
                                                   -------------     -----------
       Property, plant and equipment.............      (4,830)           (4,688)
       Intangibles...............................      (5,321)           (3,545)
                                                   -------------     -----------
         Long-term liabilities...................     (10,151)           (8,233)
                                                   -------------     -----------
         Net non-current assets (liabilities)....       2,477            11,032
                                                   -------------     -----------
           Total.................................  $   14,736        $   18,180
                                                   =============     ===========

       The Company recorded credits of $1.3 million, $20.8 million and $13.3 million to additional paid-in capital during the years ended June 30, 2002, 2001 and 2000, respectively, in connection with the tax benefit related to compensation deductions on the exercise of stock options and warrants. The deductions in fiscal 2002, 2001 and 2000, have created a net operating loss carryforward for tax purposes which has resulted in an increase in the Company's deferred tax assets. The tax loss carryforwards and tax credit carryforwards expire through 2022.

       In accordance with SFAS No. 109, the Company records a valuation allowance against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has recorded a valuation allowance primarily against state net operating loss carryforwards, capital loss carryforwards and certain other tax credit carryforwards which may expire before they can be utilized. The increase in the valuation allowance in fiscal 2002, was primarily for state net operating loss carryforwards.

       Deferred taxes have not been provided on undistributed earnings of foreign subsidiaries since substantially all of these earnings are expected to be permanently reinvested in foreign operations. Determination of the amount of unrecognized deferred U.S. income tax liabilities and potential foreign tax credits is not practical to calculate because of the complexity of this hypothetical calculation.

       The Company is undergoing routine audits by various taxing authorities of its Federal and state income tax returns covering periods from 1997 to 2001. Management believes that the probable outcome of these various audits should not materially affect the consolidated financial statements of the Company.

       The Company made income tax payments of $1.1 million, $227,000 and $2.0 million and received refunds of $609,000, $2.3 million and $940,000 during the years ended June 30, 2002, 2001 and 2000, respectively.

12.    Employment Contracts

       As of June 30, 2002, the Company has employment agreements with certain of its officers for periods through June 30, 2007 with annual remuneration ranging from $228,000 to $381,000, plus cost of living adjustments and, in some cases, additional compensation based upon earnings of the Company. Future aggregate minimum payments under these contracts are $1.3 million per year. Certain of the contracts provide for a three-year consulting period at the expiration of the employment term at two-thirds of salary. In addition, these officers have the option to terminate their employment agreements upon a change in control of the Company, as defined, and receive lump sum payments equal to the salary and bonus, if any, for the remainder of the term.

13.    Employee Benefit Plans

       All employees of the Company and certain subsidiaries who are not members of a collective bargaining agreement are eligible to participate in one of three company sponsored 401(k) plans. Each participant has the option to contribute a portion of his or her compensation and receive a discretionary employer matching contribution. Furthermore, employees of certain subsidiaries are eligible to participate in qualified profit sharing plans and receive an allocation of a discretionary share of their respective subsidiary's profits. For fiscal years ended June 30, 2002, 2001 and 2000, these 401(k) and profit sharing plans had an aggregate expense of $2.2 million, $2.3 million and $1.7 million, respectively.

       Effective January 1, 1994, the Company established a Supplemental Executive Retirement Plan (the "SERP") which provides retirement, death and disability benefits to certain of its officers. The SERP expense for the fiscal years ended June 30, 2002, 2001 and 2000 was $885,000, $625,000 and $454,000, respectively. The assets of the SERP are held in a Rabbi Trust and amounted to $3.3 million and $2.4 million at June 30, 2002 and 2001, respectively. The accumulated benefit obligation was $4.6 million and $3.0 million at June 30, 2002 and 2001, respectively. The projected benefit obligation was $6.5 million and $4.8 million at June 30, 2002 and 2001, respectively. The intangible asset related to the SERP was $537,000 and $366,000 at June 30, 2002 and 2001, respectively. A discount rate of 7.0% was assumed in the above calculations and a rate of compensation increase of 3.0% was assumed for both of the years ended June 30, 2002 and 2001. No participants are currently receiving benefits.

14.    Commitments and Contingencies

       Operating Leases

       Several of the Company's operating facilities and certain machinery and equipment are leased under agreements expiring through 2020. The leases for machinery and equipment generally contain options to purchase at the then fair market value of the related leased assets.

       Future minimum payments under operating leases as of June 30, 2002 are as follows for the fiscal years:



                                      (In thousands)
                  2003...............   $ 6,605
                  2004...............     5,089
                  2005...............     3,897
                  2006...............     3,062
                  2007...............     2,352
                  Thereafter.........    13,485
                                         --------
                  Future minimum lease
                    payments.........    34,490
                  Sub-lease income...   (15,541)
                                         --------
                  Net minimum lease
                    payments.........   $18,949
                                         ========

       Rental expense was $4.8 million, $3.7 million and $3.0 million during the fiscal years 2002, 2001 and 2000, respectively.

       Legal Matters

       A subsidiary of the Company whose operations were discontinued in 1991, was one of several defendants named in a personal injury action initiated in August 1994 by a group of plaintiffs. The plaintiffs were seeking damages which cumulatively exceeded $500 million. The complaint alleged, among other things, that the plaintiffs suffered injuries from exposure to substances contained in products sold by the subsidiary to one of its customers. In July 2002, the claims were resolved in mediation within the Company's product liability insurance limits.

       The Company is involved in various other routine legal matters. Management believes the outcome of these matters will not have a materially adverse effect on the Company's consolidated financial statements.

15.    Business Segments

       The Company's business segments, and major products included in each segment, are as follows:

           Microelectronic Solutions:
           a)Microelectronic Modules
           b)Thin Film Interconnects
           c)Integrated Circuits

           Test Solutions:
           a)Instrument Products
           b)Motion Control Systems

           Isolator Products:
           a)Commercial Spring and Rubber Isolators
           b)Industrial Spring and Rubber Isolators
           c)Military Wire-rope Isolators

       The Company is a manufacturer of advanced technology systems and components for commercial industry, government and defense contractors. Approximately 43%, 29% and 33% of the Company's sales for the fiscal years 2002, 2001 and 2000, respectively, were to agencies of the United States government or to prime defense contractors or subcontractors of the United States government. The only customers which constituted more than 10% of the Company's sales during any year in the period presented were Lockheed Martin which comprised 10.8% of sales in fiscal year 2002, Agere which comprised 10.8% of sales in fiscal year 2001 and Teradyne and Lockheed Martin which comprised 10.9% and 10.3% of sales in fiscal year 2000, respectively. The Company's customers are located primarily in the United States, but export sales accounted for 15.7%, 14.8% and 11.6% of sales in fiscal years 2002, 2001 and 2000, respectively.

                                             Years Ended June 30,
                                         ---------------------------
                                          2002       2001      2000
                                         ------     ------    ------
     Business Segment Data:
                                                 (In thousands)
     Net sales:
       Microelectronic Solutions....   $103,791   $144,646   $110,253
       Test Solutions...............     82,738     68,394     58,744
       Isolator Products............     15,600     19,513     19,753
                                       ---------  ---------  ---------
         Net sales..................   $202,129   $232,553   $188,750
                                       =========  =========  =========

     Operating income (loss):
       Microelectronic Solutions....   $ 12,977   $ 36,936   $ 22,734
       Test Solutions...............        975      1,971      2,438
       Isolator Products............        994      2,326      2,692
       General corporate expenses...     (4,556)    (7,293)    (5,397)
                                       ---------  ---------  ---------
                                         10,390     33,940     22,467

       Restructuring charges(1).....     (9,128)       -         -
       Acquired in-process research
         and development(2)(3)......     (1,100)    (1,500)      -
       Interest expense.............     (1,263)    (1,397)    (2,442)
       Other income (expense), net..      1,475      3,602        554
                                       ---------  ---------  ---------
       Income before income taxes...   $    374   $ 34,645   $ 20,579
                                       =========  =========  =========

     Total assets:
       Microelectronic Solutions....   $105,263   $117,303   $112,183
       Test Solutions...............    154,565     74,308     53,189
       Isolator Products............      7,538      9,445      9,567
       Corporate....................     49,732     98,752     74,556
       Assets of discontinued
         operations.................      1,367     12,938       -
                                       ---------  ---------  ---------
         Total assets...............   $318,465   $312,746   $249,495
                                       =========  =========  =========

     Capital expenditures:
       Microelectronic Solutions....   $  3,098  $   7,877   $  4,777
       Test Solutions...............      2,339      4,878      2,297
       Isolator Products............        164        341        152
       Corporate....................        157         16       -
                                       ---------  ---------  ---------
       Total capital
         expenditures...............    $ 5,758   $ 13,112   $  7,226
                                        ========  =========  =========

     Depreciation and amortization
      expense:
       Microelectronic Solutions....   $  7,346   $  7,494   $  6,657
       Test Solutions...............      3,491      3,042      1,765
       Isolator Products............        484        522        554
       Corporate....................         19         26         28
                                       ---------  ---------  ---------
         Total depreciation and
          amortization expense......   $ 11,340   $ 11,084   $  9,004
                                       =========  =========  =========

       (1) The operating income of the Microelectronic Solutions and Test Solutions segments has been adjusted to exclude the restructuring charges of $7.0 million and $2.1 million, respectively, for the consolidation of a total of three manufacturing operations.
       (2) The fiscal year 2002 special charge for the write-off of in-process research and development acquired in the purchase of IFR ($1.1 million) is allocable fully to the Test Solutions segment.
       (3) The fiscal year 2001 special charge for the write-off of in-process research and development acquired in the purchase of RDL ($1.5 million)is allocable to the Test Solutions segment.

16.     Subsequent Event

        Discontinued Operation
        ----------------------

        In December 2002, the Board of Directors of the Company approved a formal plan to discontinue the Company's fiber optic lithium niobate modulator operation due to the continued weakness in the fiber optic end-user market and reductions in pricing. This operation had previously been included in the Microelectronic Solutions segment. The plan called for an immediate cessation of operations and disposal of existing assets. The abandonment of the operation resulted in a charge of $2.6 million ($1.7 million, net of tax) in the quarter ended December 31, 2002. The charge included a cash requirement of $1.4 million, primarily for existing equipment leases and payroll costs, and a non-cash charge of $1.2 million primarily for the write-off of owned equipment.

        In accordance with SFAS No. 144, the abandonment has been reported as a discontinued operation and, accordingly, losses from operations and the loss on abandonment have been reported separately from continuing operations. Net sales from discontinued operations for the years ended June 30, 2002 and 2001 were $505,000 and $255,000, respectively.

        To conform with this presentation, all periods have been restated. As a result, the assets and liabilities of the discontinued operation have been reclassified on the balance sheet from the historical classifications and presented under the captions "assets of discontinued operations" and "liabilities of discontinued operations," respectively. As of June 30, 2002, the net assets of discontinued operations consisted primarily of $779,000 of property, plant and equipment. As of June 30, 2001, the net assets of discontinued operations consisted primarily of $11.6 million of intangibles and goodwill, $700,000 of property, plant and equipment and $2.5 million of long-term deferred tax liabilities.

Quarterly Financial Data (Unaudited):
(In thousands, except per share amounts and footnotes)

                                             Quarter
                            ----------------------------------------- Year Ended
2002                          First     Second     Third      Fourth    June 30,
--------------------------------------------------------------------------------

Net sales................   $ 39,307   $ 45,996  $ 50,571   $ 66,255   $202,129
Gross profit.............     13,146     17,020    18,257     25,354     73,777
Income (loss)from (1)(2)
  continuing operations .   $   (282)  $  1,769  $ (1,013)  $   (150)  $    324
                            =========  ========= =========  =========  =========
Income(loss)from
  continuing operations
  per share:
  Basic(1)...............   $  -       $ 0.03     $(0.02)    $  -       $ 0.01
                            =========  ========= =========  =========  =========
  Diluted(1).............   $  *       $ 0.03     $  *       $  *       $ 0.01
                            =========  ========= =========  =========  =========


                                      Quarter
                             --------------------------------------- Year Ended
2001                          First     Second     Third      Fourth    June 30,
--------------------------------------------------------------------------------

Net sales................   $ 51,127   $ 58,448   $ 64,026   $ 58,952   $232,553
Gross profit.............     19,465     24,827     28,129     23,697     96,118
Income from continuing
  operations (3)........    $  5,089   $  5,625   $  7,334   $  4,816   $ 22,864
                            ========   ========   ========   ========   ========

Income from continuing
  operations per share:
  Basic (3)..............   $ 0.09     $ 0.10     $ 0.12     $ 0.08     $ 0.39
                            =======    =======    =======    =======    =======
  Diluted (3)............   $ 0.09     $ 0.09     $ 0.11     $ 0.08     $ 0.37
                            =======    =======    =======    =======    =======

(1) Includes $1.1 million($1.1 million, net of tax), or $.02 per share, for the year and quarter ended June 30, 2002, for the write-off of in-process research and development acquired in connection with the purchase of IFR Systems, Inc.

(2) Includes $5.0 million ($3.4 million, net of tax, or $.06 per share) for the quarter ended March 31, 2002, $4.1 million ($2.4 million, net of tax, or $.04 per share) for the quarter ended June 30, 2002 and $9.1 million ($5.8 million, net of tax, or $.09 per diluted share) for the year ended June 30, 2002 for the consolidation of three manufacturing operations in order to take advantage of excess manufacturing capacity and reduce operating costs, including charges related to excess equipment capacity primarily in the microelectronic segment and impairments to intangibles related to microelectronics fiber optic acquisition.

(3) Includes $1.5 million ($990,000, net of tax) for the year ended June 30, 2001 and quarter ended December 31, 2000, for the write-off of the in-process research and development acquired in connection with the purchase of RDL, Inc.

Since per share information is computed independently for each quarter and the full year, based on the respective average number of common and common equivalent shares outstanding, the sum of the quarterly per share amounts does not necessarily equal the per share amounts for each year.

All per share amounts have been restated to reflect a five-for-four stock split that was paid on July 7, 2000 and a two-for-one stock split that was paid on November 22, 2000.




                                                            AEROFLEX INCORPORATED
                                                              AND SUBSIDIARIES
                                               SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                               (In thousands)



Column A                              Column B            Column C                             Column D         Column E
--------                              --------             --------                            --------         --------
                                                          Additions
                                                          ---------
                                                                              Charged
                                      Balance at          Charged to          to other                          Balance at
                                      beginning           costs and           accounts         Deductions       end of
Description                           of period           expenses            - describe       - describe       period
-----------                           ----------          ----------          ----------       ----------       ----------

YEAR ENDED JUNE 30, 2002:
------------------------
Allowance for doubtful
  accounts                             $  459              $  648             $     -           $  471  (A)        $  636
                                       =======             =======            ========          =======            =======
Reserve for inventory
  obsolescence                         $4,066              $2,444             $     -           $1,947  (B)        $4,563
                                       =======             =======            ========          =======            =======


YEAR ENDED JUNE 30, 2001:
------------------------

Allowance for doubtful
  accounts                             $  509              $   58             $     -           $  108  (A)        $  459
                                       =======             =======            ========          =======            =======
Reserve for inventory
  obsolescence                         $2,830              $2,032             $     -           $  796  (B)        $4,066
                                       =======             =======            ========          =======            =======


YEAR ENDED JUNE 30, 2000:
------------------------

Allowance for doubtful
  accounts                             $  381              $  183             $     -           $   55  (A)        $  509
                                       =======             =======            ========          =======            =======
Reserve for inventory
  obsolescence                         $2,764              $  640             $     -           $  574  (B)        $2,830
                                       =======             =======            ========          =======            =======



Note:        (A) - Net write-offs of uncollectible amounts.
             (B) - Write-off of inventory.